As filed with the Securities and Exchange Commission on June 28, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Assured Guaranty Ltd.
(Exact name of registrant as specified in its charter)
Bermuda	98-0429991
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Assured Guaranty Ltd. Employee Stock Purchase Plan (effective as of November 4, 2004 and as amended through the Second Amendment)
(Full title of the plan)
Assured Guaranty Corp. 31 West 52nd Street New York, New York 10019 Attn: General Counsel
(Name and address of agent for service)
(212) 974-0100
(Telephone number, including area code, of agent for service) copy to: Laura D. Richman Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer☒	Accelerated filer☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate price	Amount of registration fee
Common Shares $.01 par value	250,000 shares	$21.22	$5,305,000	$723.61

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Shares reported on the New York Stock Exchange Composite Tape on June 25, 2013.

Pursuant to General Instruction E to Form S-8, the contents of the Company’s Registration Statements on Form S-8, File No. 333-122326 and 333-159325 (the “Prior Registration Statements”), is incorporated herein by reference. This Registration Statement covers 250,000 shares which, together with the 350,000 shares being carried forward from the Prior Registration Statements and upon which a fee has previously been paid, constitute the 600,000 shares registered for issuance under the Assured Guaranty Ltd. Employee Stock Purchase Plan.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have heretofore been filed by the Registrant with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933 (the “Act”) and the Securities Exchange Act of 1934 (the "Exchange Act"), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	Form 10-K for the year ended December 31, 2012.

(a)	Form 10-Q for the quarter ended March 31, 2013.

(b)	Form 8-K filed on April 8, 2013.

(c)	Form 8-K filed on May 10, 2013.

(d)	Form 8-K filed on June 3, 2013.

(e)	Form 8-K filed on June 11, 2013.

(f)	Description of Common Shares included in the Registration Statement on Form 8-A dated April 15, 2004 filed under Section 12 of the Exchange Act.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.
Item 6. Indemnification of Directors and Officers

Bye-law 30 of Registrant’s Bye-Laws provides, among other things, that the directors and officers (such term to include for purposes of Bye-laws 30 and 31 any person appointed to any committee by the board of directors and any person who is or was serving the request of Registrant as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise (and any person serving as a director, officer or employee of a subsidiary of the Registrant shall be deemed to be so serving of the request of the Registrant)) and the resident representative for the time being acting in relation to any of the affairs of Registrant or any subsidiary thereof and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of Registrant and every one of them, and their respective heirs, executors and administrators: (i) shall be indemnified and secured harmless out of the assets of Registrant from and against all actions, liabilities, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by or by reason of any act by such person, or other person or a collective of persons (including, without limitation, the Board) or by the Registrant done, concurred in or omitted (actual or alleged) in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to Registrant shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to Registrant shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of fraud or dishonesty; (ii) shall not be liable for the acts, receipts, neglects or defaults of any other director or officer or other person, or for any loss or expense incurred by Registrant through the insufficiency or deficiency of title to any property acquired by the board of directors for or on behalf of Registrant, or for the insufficiency or deficiency of any security in or upon which any of the monies of Registrant is invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any monies, securities or effects is deposited, or for any loss occasioned by any error of judgment, omission, default or oversight on his or her part, or for any other loss, damage or misfortune whatever which shall happen in relation to the execution of the duties of his or her office, or in relation thereto, unless the same happens through fraud or dishonesty on his or her part; and (iii) shall be indemnified out of the assets of Registrant against all liabilities, costs, charges, losses, damages and expenses which any of them shall or may incur or sustain, by or by reason of any act, by such person, or other person or a collective of persons (including, without limitation, the board of directors), or by Registrant, done, concurred in or omitted (actual or alleged) in or about the execution of his, her or their duty, or supposed duty, or in his, her or their respective offices or trusts, in defending or appearing or giving evidence in any proceedings (such term to include, for the purposes of Bye-law 30, threatened proceedings, investigations and enquiries, whether by a regulatory authority, prosecutions authority or otherwise), whether civil or criminal, including where allegations of fraud and dishonesty are made against such indemnified person, and Registrant shall pay to or on behalf of such indemnified person any and all reasonable costs, charges and expenses associated in defending or appearing or giving evidence with respect to such indemnified person in such proceedings (including, without limitation, independent representation and counseling by an attorney or other professional selected by such indemnified person) as and when such liabilities, losses, costs and expenses are incurred, provided that, in the event of a finding of fraud or dishonesty (such fraud or dishonesty having been established in a final judgment or decree not subject to appeal), such indemnified person shall reimburse to Registrant all funds paid by Registrant in respect of liabilities, losses, costs and expenses of defending such proceedings. The provisions of Bye-law 30 (and Bye law 31) shall apply to, and for the benefit of, any person acting as (or with the reasonable belief that he or she will be appointed or elected as) a director, secretary, other officer, the resident representative, or liquidator or trustee in the reasonable belief that he or she has been so appointed or elected notwithstanding any defect in such appointment or election and to any person who is no longer, but at one time was, a director, secretary, other officer, resident representative or liquidator or trustee of Registrant. Bye-law 30 also permits the Registrant to purchase insurance for the benefit of directors, officers and employees against liabilities, costs, changes, losses, damages and expenses incurred in such capacity. Bye-law 30 is not exclusive of other rights indemnified persons may have. Bye-law 30 cannot be amended or repealed to the detriment of an indemnified person for a claim based on an act or failure to act that occurred prior to such amendment, repeal or termination.
Bye-law 31 of Registrant’s Bye-Laws provides that Registrant and each shareholder waives any claim or right of action it might have, whether individually or by or in the right of Registrant, against any director, chairman, president, secretary, other officer, resident representative or liquidator or trustee of Registrant on account of any action taken by such director or other such person, or the failure of such director or other such person to take any action in the performance of his or her duties with or for Registrant or any subsidiary thereof, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such director or other such person.
The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the company’s bye-laws or in a contract or arrangement between the company and the director, indemnifying such director against any liability which would attach to him in respect of his fraud or dishonesty will be void.

Registrant has entered into indemnification agreements with its directors and executive officers. The indemnification agreements provide for indemnification arising out of specified indemnifiable events, such as events relating to the fact that the indemnitee is or was one of Registrant’s directors or officers or is or was a director, officer, employee or agent of another entity at Registrant’s request or relating to anything done or not done by the indemnitee in such a capacity. The indemnification agreements provide for advancement of expenses. These agreements provide for mandatory indemnification to the extent an indemnitee is successful on the merits. To the extent that indemnification is unavailable, the agreements provide for contribution. The indemnification agreements set forth procedures relating to indemnification claims. The agreements also provide for maintenance of directors’ and officer’s liability insurance.
Registrant has purchased directors’ and officers’ liability insurance policies. Such insurance would be available to Registrant’s directors’ and officers’ in accordance with its terms. In addition, certain directors may be covered by directors and officers liability insurance policies purchased by their respective employers.
The Registrant expects that any underwriting agreement that it may enter in connection with the securities registered pursuant to a registration statement may contain provisions providing that the underwriters are obligated, under certain circumstances, to indemnify the directors, certain officers and the controlling persons of Registrant against certain liabilities under the Securities Act of 1933, as amended.
Item 8. Exhibits

See Exhibit Index which is incorporated herein by reference.

Item 9.    Undertakings

(a) The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post‑effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post‑effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a directors, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on June 28, 2013.
Assured Guaranty Ltd.

By: /s/ James M. Michener_____ James M. Michener Its: General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*
Dominic J. Frederico	President and Chief Executive Officer (Principal Executive Officer); Director	June 28, 2013
*
Robert A. Bailenson	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 28, 2013
*
Neil Baron	Director	June 28, 2013
*
Francisco L. Borges	Director	June 28, 2013
*
G. Lawrence Buhl	Director	June 28, 2013
*
Stephen A. Cozen	Director	June 28, 2013
*
Bonnie L. Howard	Director	June 28, 2013
*
Patrick W. Kenney	Director	June 28, 2013
*
Simon W. Leathes	Director	June 28, 2013
*
Robin Monro-Davies	Director	June 28, 2013
*
Michael T. O’Kane	Director	June 28, 2013
*
Wilbur L. Ross, Jr.	Director	June 28, 2013
*
Dominic J. Frederico	Authorized Representative in the United States	June 28, 2013

* By: /s/ James M. Michener_____ James M. Michener Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document
4.1
Certificate of Incorporation and Memorandum of Association of the Registrant, as amended by Certificate of Incorporation on Change of Name dated March 30, 2004 and Certificate of Deposit of Memorandum of Increase of Capital dated April 21, 2004 (Incorporated by reference to Exhibit 3.1 to Form 10-K for the year ended December 31, 2009)

4.2	First Amended and Restated Bye-laws of the Registrant, as amended (Incorporated by reference to Exhibit 3.1 to Form 8-K filed on May 10, 2011)
4.3	Specimen Common Share Certificate (Incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-1 (File No. 333-111491), as amended)
4.4
Assured Guaranty Ltd. Employee Stock Purchase Plan (Effective as of November 4, 2004 and as amended through the Second Amendment) incorporated by reference to Exhibit 10.5 of Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

5.1	Opinion of Conyers Dill & Pearman Limited	Furnished herewith
23.1	Consent of PricewaterhouseCoopers LLP	Furnished herewith
23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)
24.1	Powers of Attorney	Furnished herewith